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                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in the Registration Statement of Yurie Systems, Inc. on Form S-1 of our report dated March 8, 1996 (April 2, 1996, April 3, 1996, July 17, 1996 and November 7, 1996 as to Note 13) appearing in the Prospectus, which is part of the Registration Statement, and the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Washington, D.C.
November 7, 1996